Exhibit 10.3.1

ICE Conversions, Inc.
22525 Pacific Coast Highway, Suite 101
Malibu, California 90265
Phone: (310) 927-1711

January 30, 2009

Force Fuels, Inc.

Reference is hereby made to the Assignment and Contribution Agreement, dated as of July 31, 2008 (the “Agreement”) by and between Force Fuels, Inc. a Nevada corporation (“Force Fuels”) and ICE Conversions, Inc. a California corporation (“ICE”) (collectively the “Parties”).

Pursuant to terms of the Agreement, Force Fuels agreed to make a cash payment to ICE in the amount of $400,000, made payable in two separate installments as follows: $100,000 to be paid on or before March 15, 2009; and $300,000 to be paid on or before June 15, 2009.

ICE hereby agrees to extend the timeline for the $400,000 cash payment as follows: Force Fuels shall make eight (8) separate installment payments, each in the amount of $50,000, due on or before the last day of each quarter of Force Fuel’s fiscal year, commencing with the first installment due on or before April 30, 2010 and the eighth and final payment due on or before January 31, 2012.

All other terms and obligations as set forth in the Agreement shall remain as originally stated.

ICE CONVERSIONS, INC.

By:	/s/ Lawrence Weisdorn
Lawrence Weisdorn, President and Chief Executive Officer

AGREED AND ACCEPTED:

FORCE FUELS, INC.

By:	/s/Lawrence Weisdorn
Lawrence Weisdorn, President,
Chief Executive Officer and
Chief Financial Officer